Exhibit 23.3

March 1, 2010

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PARIS RE Holdings Limited and its subsidiaries for the periods ended June 30, 2009 and 2008, as indicated in our report dated August 10, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Proxy Statement of PartnerRe Ltd., is incorporated by reference in Registration Statements No. 333-158531 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Mazars
Mazars
Paris, France